EXHIBIT 99.1

[GRAPHIC OMITTED]
Air Methods
--------------------------------------------------------------------------------
                                              The #1 Airborne Healthcare Company

                AIR METHODS ANNOUNCES YEAR 2005 FINANCIAL RESULTS
                     AND PROVIDES FIRST QUARTER 2006 UPDATE
      Community-Based Flight Volume Remained Strong Through February 2006

DENVER, CO., March 14, 2006 -- Air Methods Corporation (NASDAQ: AIRM), the largest air medical transportation company in the world, reported revenue and net results for the year and fourth quarter ended December 31, 2005.

For the year, revenue increased 23% to $337.0 million compared to $273.1 million in the prior year. Net income, including a loss on early extinguishment of debt, was $11.8 million or $1.07 per basic share ($1.02 per diluted share) compared to $11.8 million or $1.09 per basic share ($1.05 per diluted share) in the prior year. The current year results include a second quarter loss on early extinguishment of debt of $3.1 million before the effect of income taxes. Net of income taxes, this loss reduced current year net income by $1.9 million, or $0.17 per basic share. The prior-year period includes an increase to net income of $8.6 million, or $0.79 per basic ($0.76 per diluted share), from the cumulative effect of a change in accounting principle, net of tax effect. Prior-year net income before cumulative effect of change in accounting principle was $3.2 million or $0.30 per basic ($0.29 per diluted share).

For the fourth quarter, revenue increased 32% to $90.2 million as compared with $68.3 million during the prior-year period. Net income increased to $3.5 million or $0.31 per basic share ($0.29 per diluted share), compared to a net loss of $0.2 million or $.02 per basic and diluted share in the prior-year period.

The $3.7 million increase in fourth quarter earnings was partially attributed to a significant increase in patients transported for community bases in operation greater than one year (Same-Base Transports) and from an increase in net revenue after bad debt expense per transport for community-based operations. Same-Base Transports increased 359 or 5% over the prior-year quarter. This improvement was entirely attributed to a decrease in weather-related cancellations of 375 transports for these same bases.

During the 2005 fourth quarter, total patients transported within community-based operations were 7,808 as compared with 7,143 during the prior-year quarter. Net revenue after bad debt per community-based transport increased 21% to $5,996 from $4,967 in the prior-year quarter, while day's sales outstanding in receivables net of bad debt for consolidated operations increased from 98 days as of December 31, 2004 and 102 days as of September 30, 2005 to 105 days as of current year-end. The improvement in net reimbursement per transport is primarily attributed to price increases and improved collection trends, while the increase in day's sales outstanding is attributed to the previously discussed third quarter 2005 software system upgrade and fourth quarter 2005 centralization of community-based billing operations.

Fourth quarter 2005 results also reflect significant improvement in divisional net income from the Company's hospital-based operations. Divisional net income increased to $2.0 million compared to a loss of $0.9 million in the prior-year quarter. This improvement was primarily attributed to contributions from new operating bases. Finally, the fourth quarter of 2005 was positively affected from reduced interest expense attributed to the refinancing of the subordinated indebtedness in the second quarter of 2005.

The Company also provided an update on first quarter 2006 flight volume. Community-based flight volume through the first two-months of 2006 has been very healthy due to significant decreases in weather-related cancellations. Same-Base Transports within the community-based operations through February were up 705 or 18% as compared with the prior-year quarter. Of this amount, 591 transports, or 84% of the increase, were attributed to decreases in weather cancellations. March community-based transports have been strong month-to-date, as well.

Aaron Todd, CEO of Air Methods, commented, "We are obviously pleased with our improvement in operating results for the fourth quarter and year ended 2005 within both our community-based and hospital-based operations. Increased same-base transports, improved collections, our fleet rejuvenation initiatives and lowered interest expense have all combined to help us achieve our goals and produce record operating results during 2005. Our financial results have provided sufficient cash flows to fund our working capital needs, while also allowing us to reduce our long-term debt position by over $11.6 million during the year."

Mr. Todd added, "We are also very pleased with the healthy growth in community-based flight volume thus far in 2006, and we remain highly focused on efforts to reduce our day's sales outstanding as we complete the centralization of our billing and collection function. We anticipate more normal levels being achieved in mid-2006. We are also pleased with having reached the recently announced tentative agreement with our pilots' union. We have and will continue to adjust our pricing for community-based services to help ensure that our higher costs of operations do not penalize our ability to provide these valuable services and to achieve reasonable returns for our shareholders."

The Company will discuss these results in a conference call scheduled today at 4:15 p.m. Eastern. Interested parties can access the call by dialing (888) 396-5640 (domestic) or (706) 643-0580 (international) or by accessing the web cast at www.airmethods.com. A replay of the call will be available at (800)
          ------------------
642-1687 (domestic) or (706) 645-9291 (international), access number 6165283, for 3 days following the call; and the web cast can be accessed at www.airmethods.com for 30 days.
------------------

Air  Methods  Corporation  (www.airmethods.com)  is  a  leader  in  emergency
                            ------------------
aeromedical transportation and medical services. The Air Medical Services Division is the largest provider of air medical transport services for hospitals. The LifeNet Division is the largest community-based provider of air medical services. The Products Division specializes in the design and manufacture of aeromedical and aerospace technology. The Company's fleet of owned, leased or maintained aircraft features approximately 200 helicopters and fixed wing aircraft.



                                [GRAPHIC OMITTED]
                                      AIRM
                                     NASDAQ
                                     LISTED

--------------------------------------------------------------------------------
FORWARD LOOKING STATEMENTS: This news release includes certain forward-looking statements, which are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to the size, structure and growth of the Company's air medical services and products markets; the collection rates for patient transports; the continuation and/or renewal of air medical service contracts; the acquisition of profitable Products Division contracts and other flight service operations; the successful expansion of the community-based operations; and other matters set forth in the Company's public filings.
--------------------------------------------------------------------------------

CONTACTS: Aaron D. Todd, Chief Executive Officer, (303) 792-7413, or Joe Dorame or Robert Blum of Lytham Partners, LLC at (602) 889-9700. Please contact Christine Clarke at (303) 792-7579 to be included on the Company's fax and/or mailing list.

                        - FINANCIAL STATEMENTS ATTACHED -

                    AIR METHODS CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEET
                             (Amounts in thousands)

                                              December 31,   December 31,
                                              -------------  ------------
                                                  2005           2004
                                              -------------  ------------
ASSETS
------

Current assets:
Cash and cash equivalents                     $       3,218         2,603
Trade receivables, net                               83,567        63,178
Other current assets                                 25,726        25,222
                                              -------------  ------------

Total current assets                                112,511        91,003

Net equipment and leasehold improvements             93,530        96,752
Other assets, net                                    15,491        16,968
                                              -------------  ------------

Total assets                                  $     221,532       204,723
                                             ==============  ============


LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Current liabilities:
Notes payable and other indebtedness          $      16,502        11,556
Accounts payable, accrued expenses and other         29,170        30,598
                                              -------------  ------------

Total current liabilities                            45,672        42,154

Long-term indebtedness                               58,392        72,942
Other non-current liabilities                        31,257        16,548
                                              -------------  ------------

Total liabilities                                   135,321       131,644

Total stockholders' equity                           86,211        73,079
                                              -------------  ------------

Total liabilities and stockholders' equity    $     221,532       204,723
                                             ==============  ============

                                    AIR METHODS CORPORATION AND SUBSIDIARIES
                                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                           (Amounts in thousands, except share and per share amounts)

                                                                   Quarter Ended               Year Ended
                                                                    December 31,               December 31,
                                                             -------------------------  ------------------------
                                                                 2005         2004         2005         2004
                                                             ------------  -----------  -----------  -----------
Revenue:
Flight operations                                            $    88,124       66,301      329,041      265,697
Product operations                                                 2,120        1,964        7,929        7,406
                                                             ------------  -----------  -----------  -----------
Total revenue                                                     90,244       68,265      336,970      273,103
                                                             ------------  -----------  -----------  -----------

Expenses:
Operating expenses                                                69,807       54,662      259,843      216,367
General and administrative                                         9,997        9,535       36,971       33,691
Depreciation and amortization                                      3,131        2,843       12,021       10,983
                                                             ------------  -----------  -----------  -----------
                                                                  82,935       67,040      308,835      261,041
                                                             ------------  -----------  -----------  -----------

Operating income                                                   7,309        1,225       28,135       12,062

Interest expense                                                  (1,310)      (1,920)      (5,956)      (7,856)
Loss on early extinguishment of debt                                   -            -       (3,104)           -
Other, net                                                           256          413          950        1,158
                                                             ------------  -----------  -----------  -----------

Income (loss) before income taxes                                  6,255         (282)      20,025        5,364

Income tax benefit (expense)                                      (2,777)          99       (8,193)      (2,121)
                                                             ------------  -----------  -----------  -----------

Income (loss) before cumulative effect of change in
accounting principle                                               3,478         (183)      11,832        3,243

Cumulative effect of change in accounting principle, net               -            -            -        8,595
                                                             ------------  -----------  -----------  -----------

Net income (loss)                                            $     3,478         (183)      11,832       11,838
                                                             ============  ===========  ===========  ===========

Income (loss) per common share - basic:
  Income (loss) before cumulative effect of change in
  accounting principle                                       $      0.31        (0.02)        1.07         0.30
  Cumulative effect of change in accounting principle, net             -            -            -         0.79
                                                             ------------  -----------  -----------  -----------
  Net income (loss)                                          $      0.31        (0.02)        1.07         1.09
                                                             ============  ===========  ===========  ===========

Income (loss) per common share - diluted:
  Income (loss) before cumulative effect of change in
  accounting principle                                       $      0.29        (0.02)        1.02         0.29
  Cumulative effect of change in accounting principle, net             -            -            -         0.76
                                                             ------------  -----------  -----------  -----------
  Net income (loss)                                          $      0.29        (0.02)        1.02         1.05
                                                             ============  ===========  ===========  ===========

Weighted average common shares outstanding:

  Basic                                                       11,171,835   10,957,645   11,058,971   10,894,863

  Diluted                                                     11,843,815   11,320,505   11,654,885   11,314,827